Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261284

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated April 11, 2023)

Up to 1,582,025 Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus dated April 11, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-3 (No. 333-261284), as amended by Post-Effective Amendment No. 1 to Form S-3 on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 3, 2023 (the “Registration Statement”), relating to the offer and sale from time to time by the selling stockholders identified in the Prospectus, and any of their respective permitted assignees, (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”) of up to 1,582,025 shares of Class A common stock, par value $0.0001 (the “common stock”), of Shift Technologies, Inc. (the “Company”). These shares are issuable upon conversion or redemption of the Company’s 4.75% Convertible Senior Notes due 2026. We are not selling any shares covered by the Prospectus and will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our (i) Current Report on Form 8-K, filed with the SEC on July 11, 2023 (the “Current Report No. 1”), (ii) Current Report on Form 8-K, filed with the SEC on July 18, 2023 (the “Current Report No. 2”), and (iii) Current Report on Form 8-K, filed with the SEC on July 25, 2023 (the “Current Report No. 3” and, together with Current Report No. 1 and Current Report No. 2, the “Current Reports”), in each case other than portions of the Current Reports deemed to have been furnished and not filed in accordance with SEC rules. Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC, nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 25, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2023 (July 11, 2023)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act.  ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 11, 2023, Shift Technologies, Inc. (the “Company,” “Shift,” “we” or “us”) announced a plan to restructure and reduce the Company’s workforce (the “Restructuring Plan”), pursuant to which the Company will focus all resources on its omnichannel used auto operations and cease investment into the Company’s dealer marketplace business. The Restructuring Plan is part of the Company’s broader efforts to improve cost efficiency and better align its operating structure with its omnichannel sales operations as the Company continues to evaluate strategic alternatives to maximize stockholder value. The Restructuring Plan will result in an estimated workforce reduction of approximately 34%. The Company expects the Restructuring Plan and associated workforce reduction will be substantially completed by July 11, 2023.

The Company expects to incur charges related to the Restructuring Plan and associated workforce reduction. As a result of the Restructuring Plan and associated workforce reduction, we expect to incur approximately $900,000 in non-recurring restructuring charges, consisting primarily of one-time cash severance payments and related costs. The Company has not yet completed its analysis of additional charges associated with implementation of the Restructuring Plan and associated workforce reduction, and therefore is not able to make a good faith determination of an estimate of the amount, or range of amounts, of any additional charges such as contract termination costs. The Company will provide additional disclosure through an amendment to this Current Report on Form 8-K once it makes a determination of an estimate or range of estimates of such charges, if any.

The charges that the Company expects to incur are subject to a number of assumptions, and actual expenses may differ materially from the estimates disclosed above.

The Company’s previously announced review of strategic alternatives by its Board of Directors, management team, and advisors remains ongoing.

Item 2.06 Material Impairments.

To the extent required, the information contained in Item 2.05 of this Current Report on Form 8-K is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On July 11, 2023, the Company issued a press release in connection with the Restructuring Plan. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words contained in this Current Report on Form 8-K such as “believe,” “anticipate,” “expect,” “estimate,” “plan,” “intend,” “should,” “would,” “could,” “may,” “might,” “will” and variations of such words and similar future or conditional expressions, are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to the Company’s expectations related to the Restructuring Plan and the associated workforce reduction. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Important assumptions and other important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a material delay in consummating the Restructuring Plan, the Company may incur additional costs not currently contemplated or that the savings may be less than anticipated, the risk that the Company’s Restructuring Plan and associated workforce reduction may negatively impact the Company’s business operations and reputation, the Company’s ability to recruit and retain key management and employees, and those additional risks, uncertainties and factors described in more detail in the Company’s filings with the Securities and Exchange Commission (“SEC”) from time to time, including under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (including any amendments thereto), and in the Company’s other filings with the SEC (including any amendments thereto). The Company disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this Current Report on Form 8-K except as required by applicable law or regulation. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

99.1	Press Release dated July 11, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: July 11, 2023	/s/ Oded Shein
	Name:	Oded Shein
	Title:	Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2023 (July 14, 2023)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Delaware	001-38839	82-5325852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2023, Shift Technologies, Inc. (the “Company”) entered into a Second Amendment to Inventory Financing and Security Agreement (the “Second Amendment”), by and among the Company, certain of the Company’s wholly owned subsidiaries (collectively, the “Borrowers” and each, a “Borrower”), Ally Bank (“Ally Bank”) and Ally Financial Inc. (“Ally Financial” and, together with Ally Bank, the “Lender”), which amends the Company’s existing Inventory Financing and Security Agreement dated as of December 9, 2021, as amended by the Amendment to Inventory Financing and Security Agreement dated as of February 7, 2023 (as so amended, the “Ally Facility”), by and among the Company, the Borrowers and the Lender.

The Second Amendment amends the Ally Facility to, among other things, (i) reduce the maximum available credit line (the “Credit Line”) under the Ally Facility from $75 million to $30 million, (ii) eliminate the option for a Borrower to obtain financing from the Lender for vehicles for which Dealership does not then hold a lien-free title, and (iii) eliminate the minimum liquidity financial covenant. The Second Amendment also, in conjunction with the Borrowers entering into an amended Credit Balance Agreement with the Lender, amends the Borrowers’ minimum cash balance requirement with the Lender to be an amount equal to the lesser of (i) at least 30% of the amount of the Credit Line and (ii) 100% of the total outstanding principal balance under the Ally Facility.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

The Company entered into the Second Amendment in connection with the previously announced review of strategic alternatives by its Board of Directors, management team and advisors, which remains ongoing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amendment to Inventory Financing and Security Agreement, dated as of July 14, 2023, by and among Shift Technologies, Inc., CarLotz, Inc., a Delaware corporation, CarLotz Group, Inc., CarLotz, Inc., an Illinois corporation, CarLotz California, LLC, Shift Operations LLC, Ally Bank and Ally Financial Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: July 18, 2023	By:	/s/ Ayman Moussa
	Name:	Ayman Moussa
	Title:	Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2023 (July 21, 2023)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Clementz Transition and Separation Agreement

As previously announced on June 14, 2023, Shift Technologies, Inc. (the “Company”) implemented an executive leadership succession plan in connection with the transition of Jeff Clementz from the Company as its Chief Executive Officer, effective June 9, 2023 (the “Transition Effective Date”). Mr. Clementz also resigned from the Board of Directors (the “Board”) of the Company on the Transition Effective Date. In order to ensure an orderly transition of responsibilities, Mr. Clementz continued to be employed in a non-executive capacity with the Company through July 1, 2023 (the “Separation Date”).

In connection with his transition from employment with the Company, the Company and Mr. Clementz entered into a Transition and Separation Agreement (the “Agreement”) on July 21, 2023 that reflects the terms of his transition and the benefits he is eligible to receive. The Agreement becomes effective and enforceable on July 29, 2023 (the “Effective Date”) unless revoked in writing by Mr. Clementz prior to the Effective Date. Pursuant to the Agreement, and in lieu of all severance benefits otherwise provided for under Mr. Clementz’s prior employment agreement with the Company, Mr. Clementz will be entitled to receive the following benefits: (i) a cash payment equal to $400,000, payable in a single lump sum within thirty (30) days following the Effective Date, (ii) payment of his 2023 annual bonus (if any), prorated for the number of days employed by the Company in 2023 and determined based on actual performance (with any personal goals considered to be fulfilled), and payable at such time that annual bonuses are otherwise generally paid to employees of the Company and (iii) payment of COBRA premiums for eighteen (18) months following the Separation Date (to the extent Mr. Clementz elects COBRA continuation coverage), less amounts equal to the amount active employees pay for such coverage during such time period, and subject to reduction or elimination if Mr. Clementz becomes entitled to duplicative benefits through other employment. The Agreement also provides that Mr. Clementz will make himself available to members of the Company’s senior management team through August 31, 2023 (the “Transition Period”).

In addition, the Agreement contains a general waiver and release of claims by Mr. Clementz in favor of the Company. Mr. Clementz will be subject to certain restrictive covenants following his termination of employment with the Company, including during the Transition Period.

Mr. Clementz’s transition is not the result of any disagreements over the Company’s business, operations, or strategic direction.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Transition and Separation Agreement, by and between Shift Technologies, Inc. and Jeff Clementz, dated July 21, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: July 25, 2023	/s/ Oded Shein
	Name:	Oded Shein
	Title:	Chief Financial Officer

2